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Exhibit 1

                          CERTIFICATE OF INCORPORATION

                                       OF

                        NATIONAL SANITARY SUPPLY COMPANY

                            AS AMENDED MAY 27, 1997

1.    The name of the Corporation is

                       NATIONAL SANITARY SUPPLY COMPANY.

2. The address of its registered office in the State of Delaware is No. 100 West Tenth Street, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

3. The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

4. The total number of share of stock which the Corporation shall have the authority to issue is Ten Million (10,000,000) of which Nine Million (9,000,000) shares of the part value of One Dollar ($1.00) each, amounting in the aggregate to Nine Million Dollars ($9,000,000), shall be Common Stock and of which One Million (1,000,000) shares, of the par value of One Dollar ($1.00) each, amounting in the aggregate to One Million Dollars ($1,000,000), shall be Preferred Stock.

      Authority is hereby expressly granted to, and vested in, the Board of Directors at any time, or from time to time, to issue the Preferred Stock in one or more series and, in connection with the creation of each such series, to fix by the resolution or resolutions providing for the issue of shares thereof the number of shares to be included in such series; the voting power of such series, full or limited, or no voting powers; the dividend rate; the redemption price or prices, if any; the terms and conditions on which shares are convertible into common stock or any other securities, if they are convertible; and any and all other designations, preferences and relative, participating, optional, voting, or other special rights, and qualifications, limitations or restrictions of each such series, to the full extent now or hereafter granted by the laws of the State of Delaware.



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5A.   The name and mailing address of each incorporator is as follows:

                  NAME                      MAILING ADDRESS
                  ----                      ---------------

D.A. Hampton                                100 West Tenth Street
                                            Wilmington, DE 19801

S.M. Chapman                                100 West Tenth Street
                                            Wilmington, DE 19801

S.K. Zimmerman                              100 West Tenth Street
                                            Wilmington, DE 19801

5B.   The names and mailing address of each person, who is to serve as a director until the first annual meeting of the stockholders or until a successor is elected and qualified, is as follows:

                  NAME                      MAILING ADDRESS
                  ----                      ---------------

E.L. Hutton                                 1200 DuBois Tower
                                            Cincinnati, OH 4502

J.L. Kenrich                                1200 DuBois Tower
                                            Cincinnati, OH 45202

P.C. Voet                                   1200 DuBois Tower
                                            Cincinnati, OH 45202

6.    The corporation is to have perpetual existence.

7. In furtherance and not in limitation of the powers conferred by statute, the board of directors is expressly authorized to make, alter or repeal the by-laws of the corporation.

8. A director shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except that he may be liable (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law or (iv) for any transaction from which the director derived an improper personal benefit.

9. Elections of directors need not be by written ballot unless the by-laws of the corporation shall so provide.




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      Meetings of stockholders may be held within or without the State of
Delaware, as the by-laws may provide. The books of the corporation may be kept (subject to any provision contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the board of directors or in the by-laws of the corporation.

10. The corporation reserves the right to amend, alter, change or repeal any provision contained in this certificate of incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.



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